Exhibit 99.1

For Immediate Release

December 19, 2008

VIST Financial Receives $25 million Through the Treasury Capital Purchase Program

Wyomissing, PA: VIST Financial Corp. (NASDAQ:  VIST) announced that the U.S. Treasury purchased $25 million of VIST preferred stock today as part of its Capital Purchase Program (CPP).

Under the CPP, VIST applied for and received $25 million in Tier 1 capital and in return issued the Treasury $25 million in shares of a new class of VIST preferred stock. “VIST Financial expects to use proceeds to support growth in both our core banking and fee-based insurance and investment businesses,” said Robert D. Davis, President and Chief Executive Officer, VIST Financial. “The primary use of the proceeds will be to support loan growth in our market area consistent with our commercial client-centered business strategy,” he stated.

“Monies from the CPP were granted to eligible financial institutions committed to supporting future growth of their communities,” Davis added.

In the transaction, Treasury purchased 25,000 shares of a new series of VIST senior preferred stock. The new senior preferred stock has an aggregate liquidation preference of $25 million and an initial cumulative annual dividend rate of 5%. As part of the CPP, VIST also issued to Treasury stock purchase warrants to purchase 364,078 shares of VIST common stock at an exercise price of $10.30 per share.

VIST Financial (formerly Leesport Financial Corp.) is diversified financial services company headquartered in Wyomissing, PA, offering banking, insurance, investments, wealth management, and title insurance services throughout Berks, Southern Schuylkill, Montgomery, Delaware, and Philadelphia  Counties.

For additional information, contact:

Robert D. Davis

President and Chief Executive Officer

610.603.7246

Edward C. Barrett

Executive Vice President

Chief Financial Officer

610.603.7251

Nasdaq – VIST

www.VISTfc.com

This release may contain forward-looking statements with respect to the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions that are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company

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